Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release		(212) 930-9400

COMPANY CONTACTS		[NYSE: SFI]

Catherine D. Rice	Andrew C. Richardson	Heather A. Rauch
Chief Financial Officer	Executive Vice President – Capital Markets	Analyst – Investor Relations

iStar Financial Announces Record Third Quarter Results

•            Adjusted earnings per diluted common share reach a record $0.87 for third quarter 2004, up 5% from third quarter 2003.

•            Net investment income increases 17% to $101.9 million for third quarter 2004, compared to $87.0 million for third quarter 2003.

•            New financing activity during third quarter totals $480.9 million in 12 separate transactions.

•            iStar Financial’s senior unsecured credit rating is upgraded to investment grade by both Moody’s Investors Service and Standard & Poor’s.

NEW YORK – October 21, 2004 – iStar Financial Inc. (NYSE: SFI) reported that adjusted earnings for the quarter ended September 30, 2004 were $0.87 per diluted common share, up from $0.83 per diluted common share for the quarter ended September 30, 2003. Adjusted earnings allocable to common shareholders for third quarter 2004 were $97.5 million on a diluted basis, compared to $87.0 million for third quarter 2003. Adjusted earnings represents net income computed in accordance with GAAP, adjusted for joint venture income, preferred dividends, depreciation, amortization and gain (loss) from discontinued operations.

Net income allocable to common shareholders for the third quarter was $73.3 million, or $0.65 per diluted common share, compared with $66.1 million, or $0.63 per diluted common share, in the third quarter of 2003. Please see the financial tables which follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Net investment income for the quarter ended September 30, 2004 increased to $101.9 million, up 17.1% from $87.0 million for the third quarter of 2003. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures and unconsolidated subsidiaries, less interest expense and operating costs for corporate tenant lease assets and loss on early extinguishment of debt, in each case as computed in accordance with GAAP.

For the quarter ended September 30, 2004, iStar Financial generated returns on average book assets and average common book equity of 5.9% and 19.9%, respectively, while leverage was 1.7x debt to book equity plus accumulated depreciation and loan loss reserves, all as determined in accordance with GAAP.

iStar Financial announced that during the third quarter, it closed 12 new financing commitments for a total of $480.9 million, of which $406.7 million was funded during the quarter. In addition, the Company funded $53.1 million under 16 pre-existing commitments and received $690.9 million in principal repayments. The Company’s recent transactions continue to reflect its core business strategy of originating custom-tailored financing transactions for leading corporations and private owners of high-quality commercial real estate assets across the United States.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, stated, “This quarter, we consciously slowed investment activity in anticipation of a resolution to our rating agency discussions and a clearer view of macroeconomic conditions. With our recent upgrades to investment grade from Moody’s and Standard & Poor’s, we have now begun a new era in the Company’s evolution.  With an investment grade cost of capital and an increased availability of funds, we are now better equipped to both serve and expand our core business as well as to capitalize on underserved financing opportunities that emerge in the real estate sector.”

Mr. Sugarman continued, “As we have stated over the last six months, we continue to see strong capital inflows into the real estate sector as most markets continue to show improved underlying fundamentals and interest rates remain at historical low levels. This increased capital has resulted in an extremely competitive real estate financing environment with historically low financing spreads. Despite this trend, we will continue to maintain our disciplined investment strategy and deploy our capital to those opportunities that  demonstrate the most attractive returns. Our new cost of funds should enable us to increase the velocity of our originations and to enter new arenas that we previously were unable to access due to our higher cost of capital.”

-more-

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net investment income (1)	$101,890	$87,021	$292,707	$251,536
Other income	8,835	9,971	30,685	22,741
Non-interest expense (2)	(30,267)	(26,562)	(200,992)	(73,505)
Net income before minority interest	$80,458	$70,430	$122,400	$200,772

Minority interest in consolidated entities	(227)	(40)	(487)	(119)
Income from discontinued operations	2,858	3,787	8,945	10,961
Gain from discontinued operations	2,013	701	2,149	964
Preferred dividend requirements (3)	(10,580)	(8,258)	(40,760)	(26,712)
Net income allocable to common shareholders and HPU holders (4)	$74,522	$66,620	$92,247	$185,866

(1) Net investment income for the nine months ended September 30, 2004 includes an $11.5 million charge relating to redemption of $110 million of the Company’s 8.75% Senior Notes due 2008.

(2) Non-interest expense for the nine months ended September 30, 2004 includes the Q1’04 CEO, CFO and ACRE Partners compensation charges of $106.9 million.

(3) Preferred dividend requirements for the nine months ended September 30, 2004 includes $9.0 million related to the redemption of the Company’s 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock.

(4) HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of September 30, 2004	As of December 31, 2003
	(unaudited)

Loans and other lending investments, net	$3,868,027	$3,702,674
Corporate tenant lease assets, net	2,900,628	2,535,885
Total assets	7,319,520	6,660,590
Debt obligations	4,672,659	4,113,732
Total liabilities	4,807,622	4,240,256
Total shareholders’ equity	2,492,469	2,415,228

Transaction Volume

In the third quarter of 2004, iStar Financial generated $480.9 million in new financing commitments in 12 separate transactions. The Company also funded an additional $53.1 million under 16 pre-existing financing commitments and received $690.9 million in loan repayments. Of the Company’s third quarter financing commitments, 71.3% represented first mortgage, first mortgage participation and corporate tenant lease transactions.

During the quarter, the weighted average first dollar and last dollar loan-to-value ratio on new loan commitments was 39.5% and 64.0%, respectively. This ratio represents the average beginning and ending points for the Company’s lending exposure in the aggregate capitalization of the underlying properties or companies it finances. Cumulative repeat customer transactions total $6.4 billion as of September 30, 2004.

Mr. Sugarman commented, “Repeat customer transactions continue to demonstrate the strength of our reputation for delivering responsive capital solutions to high-end real estate owners, with approximately 50% of third quarter commitments coming from customers who have used our services more than once. With the lower cost of funds now available to us, we look forward to increasing our repeat customer activity with an expanded range of financing solutions.”

Capital Markets

On October 5, 2004, Standard & Poor’s upgraded iStar Financial’s senior unsecured credit rating to BBB- from BB+.  In addition, Standard & Poor’s raised the ratings on all of iStar Financial’s preferred stock issuances to BB from B+.  On October 6, 2004, Moody’s Investors Service upgraded iStar Financial’s senior unsecured credit rating to Baa3 from Ba1 and raised its ratings on the Company’s preferred stock issuances to Ba2 from Ba3.

Catherine D. Rice, iStar Financial’s chief financial officer, stated, “The upgrade to investment grade by both Moody’s and S&P has been one of our highest priorities and is a significant milestone in our history. We are pleased that both agencies recognized the strength of our platform and acknowledged our strong track record, high quality asset base and disciplined investment and asset management culture.”

Ms. Rice continued, “Being rated investment grade by all three rating agencies will enable the Company to more effectively and efficiently serve its high-end customer base. Accessing the high-grade unsecured debt markets will afford us greater speed in execution and will allow us to more effectively match fund our asset base. Having a lower cost of capital is essential in today’s competitive real estate markets and should allow us to pursue both new customers and new business opportunities.”

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases.  Before giving effect to the $127.4 million of first quarter compensation, senior notes and preferred stock redemption charges, for fiscal year 2004 the Company expects diluted adjusted earning per share of $3.45-$3.48 and diluted earnings per share of $2.78-$2.83. After giving effect to the first quarter charges, iStar Financial expects diluted adjusted and earnings per share of $2.35-$2.38 and $1.68-$1.73 for full year 2004, respectively.

Ms. Rice stated, “As we mentioned last quarter, we are taking advantage of the current environment by selectively selling certain non-core sale/leaseback assets and expect to close several sales in the fourth quarter.  We also expect to continue seeing higher levels of prepayments in the fourth quarter as capital inflows into the commercial real estate sector remain strong. Our loans typically have call-protection in the form of prepayment penalties, so as a result, we expect other income for the fourth quarter to be higher than usual. We anticipate that the combination of the fourth quarter prepayment volume and asset sales may outpace our origination volume and are therefore forecasting minimal or slightly negative net asset growth for the fourth quarter. With several new initiatives underway, however, we expect this trend to materially reverse itself in 2005.”

For fiscal year 2005, the Company expects diluted adjusted earnings per share of $3.50-$3.70 and diluted earnings per share of $2.58-$2.82, based on expected net asset growth of $3.0-$3.5 billion in 2005.

Ms. Rice commented, “A number of factors will drive our earnings and the level of net asset growth that we achieve in 2005.  We expect that markets will remain highly competitive; however, we also expect that both our new investment grade cost of funds and the growth of some of our new business initiatives will result in a higher gross origination volume. The $3.0-$3.5 billion of net asset growth guidance reflects a higher velocity in gross originations and a tapering of prepayments in 2005. While it is difficult to determine how quickly we can capitalize on the opportunities that we see for 2005, we will continue to refine our guidance as the year progresses and we have a clearer view of the investment pipeline.”

Ms. Rice continued, “Match funding our assets with our liabilities has always been one of the key components of our conservative funding strategy. Our policy states that a 100 basis point change in interest rates cannot impact adjusted earnings by more than 2.5% each quarter. This disciplined approach has allowed iStar Financial to provide stable, strong returns to its shareholders and to protect earnings as much as possible from swings in short and long-term interest rates.  At September 30, 2004, a 100 basis point increase in interest rates would decrease our adjusted earnings by just 1.4% and the weighted average maturity of our assets and liabilities was 6.5 years and 5.2 years, respectively.”

As of September 30, 2004, the Company’s loan portfolio consisted of 67% floating rate and 33% fixed rate loans. Approximately 60% of the Company’s floating rate loans have LIBOR floors with a weighted average LIBOR floor of 1.96%. The weighted average GAAP LIBOR margin, inclusive of LIBOR floors, was 5.35%. The weighted average GAAP margin of the Company’s fixed rate loans was 7.56% on a term-adjusted basis.

Risk Management

At September 30, 2004, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 91.8% of the Company’s asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets (senior and junior loans) was 24.5% and 67.5%, respectively. As of September 30, 2004 the weighted average debt service coverage for all structured finance assets, based on either actual cash flow or trailing 12-month cash flow through June 30, 2004, was 2.14x.

At quarter end, the Company’s corporate tenant lease assets were 95.7% leased with a weighted average remaining lease term of 10.5 years. Corporate tenant lease expirations for the remainder of 2004 represent 1.7% of annualized total revenue for third quarter 2004. At quarter end, 78.1% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

At September 30, 2004, the weighted average risk ratings of the Company’s structured finance assets was 2.68 for risk of principal loss, compared to last quarter’s rating of 2.59, and 3.17 for performance compared to original underwriting, compared to last quarter’s rating of 3.15. The weighted average risk rating for corporate tenant lease assets was 2.47 at the end of the third quarter, an improvement from the prior quarter’s rating of 2.50.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 7.9% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 10.1% of the gross book value of the Company’s corporate tenant lease assets at quarter end. At September 30, 2004, the Company’s non-performing loan assets (NPLs) represented 0.38% of total assets. NPLs represent loans on non-accrual status and repossessed real estate collateral. At September 30, 2004 the Company had two loans on non-accrual and no repossessed assets. In addition, watch list assets represented 0.88% of total assets at September 30, 2004.

Timothy J. O’Connor, iStar Financial’s chief operating officer, stated, “The credit quality of our asset base remained strong this quarter. While lease rates remain relatively low in many markets, we continue to see increased leasing activity, indicating that most real estate markets are stabilizing as the economy continues to recover. As we have stated in previous quarters, we expect to sell approximately $129 million of non-core sale/leaseback assets at a significant gain to our book basis in the fourth quarter.”

Mr. O’Connor continued, “Beginning with the third quarter, we are reporting non-performing loans, or NPLs, as another indicator of asset quality that more closely conforms to other finance company metrics. NPLs include all loans on non-accrual status and all repossessed real estate collateral. In addition, any asset classified as an NPL will not be included in our watch list. Historically, most watch list asset issues were resolved before the asset’s performance required it to be put on non-accrual, yet non-accruals were also included as part of our watch list.  We believe that separating NPLs from the watch list will give our investors better transparency regarding the actual ultimate credit performance of the assets on our watch list, which was always intended to be an early warning for potential problem assets.”

Other Developments

On October 1, 2004, iStar Financial declared a regular quarterly cash dividend of $0.6975 per common share for the quarter ended September 30, 2004.  The third quarter 2004 dividend is payable on October 29, 2004 to holders of record on October 15, 2004.

*                                *                                *

iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, October 21, 2004. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “investor relations” section. To listen to the live call, please go to the website’s “investor relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Financial Tables to Follow

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Interest income	$90,098	$77,166	$265,350	$224,670
Operating lease income	78,354	60,495	224,140	181,710
Other income	8,835	9,971	30,685	22,741
Total revenue	177,287	147,632	520,175	429,121

Costs and expenses:
Interest expense	58,671	46,591	169,179	143,246
Operating costs - corporate tenant lease assets	6,016	4,793	17,945	12,184
Depreciation and amortization	17,025	12,810	48,772	37,848
General and administrative	10,512	11,154	36,381	27,870
General and administrative - stock-based compensation expense	730	848	108,839	2,537
Provision for loan losses	2,000	1,750	7,000	5,250
Loss on early extinguishment of debt	—	—	13,178	—
Total costs and expenses	94,954	77,946	401,294	228,935

Net income before other items	82,333	69,686	118,881	200,186
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries	(1,875)	744	3,519	586
Minority interest in consolidated entities	(227)	(40)	(487)	(119)
Income (loss) from discontinued operations	2,858	3,787	8,945	10,961
Gain from discontinued operations	2,013	701	2,149	964
Net income	85,102	74,878	133,007	212,578

Preferred dividends	(10,580)	(8,258)	(40,760)	(26,712)

Net income allocable to common shareholders and HPU holders	$74,522	$66,620	$92,247	$185,866

Net income per common share:
Basic (1)	$0.66	$0.66	$0.83	$1.85
Diluted (2) (3)	$0.65	$0.63	$0.81	$1.79

Weighted average common shares outstanding:
Basic	111,230	100,687	109,803	99,543
Diluted	112,568	104,746	112,390	102,809

(1) For the three months ended September 30, 2004, and 2003, excludes $1,191 and $538 of net income allocable to HPU holders, respectively. For the nine months ended September 30, 2004 and 2003, excludes $1,450 and $1,517 of net income allocable to HPU holders, respectively.

(2) For the three months ended September 30, 2004 and 2003, excludes $1,178 and $517 of net income allocable to HPU holders, respectively. For the nine months ended September 30, 2004 and 2003, excludes $1,421 and $1,470 of net income allocable to HPU holders, respectively.

(3) For the three months ended September 30, 2004 and 2003, includes $43 and $40 of joint venture income, respectively. For the nine months ended September 30, 2004 and 2003, includes $5 and $119 of joint venture income, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

ADJUSTED EARNINGS: (1)
Net income (2)	$85,102	$74,878	$133,007	$212,578
Add: Joint venture income	43	253	7	754
Add: Depreciation	17,644	13,774	50,664	40,756
Add: Joint venture depreciation and amortization	1,451	1,003	3,473	3,001
Add: Amortization	7,427	6,709	26,598	20,117
Less: Preferred dividends (3)	(10,580)	(8,258)	(40,760)	(26,712)
Less: Gain from discontinued operations	(2,013)	(701)	(2,149)	(964)
Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$99,031	$87,405	$170,833	$248,776
Diluted	$99,074	$87,658	$170,840	$249,530
Adjusted earnings per common share:
Basic: (4)	$0.88	$0.86	$1.53	$2.48
Diluted: (5)	$0.87	$0.83	$1.50	$2.40
Weighted average common shares outstanding:
Basic	111,230	100,687	109,803	99,543
Diluted	112,568	105,044	112,390	103,107
Common shares outstanding at end of period:
Basic	111,381	101,423	111,381	101,423
Diluted	112,647	105,780	112,647	105,780

(1) Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2) For the nine months ended September 30, 2004, includes the Q1’04 CEO, CFO, and ACRE Partners compensation charges of $106.9 million and the 8.75% Senior Notes due 2008 redemption charge of $11.5 million.

(3) For the nine months ended September 30, 2004, includes $9.0 million relating to redemption of the 9.375% Series Band 9.20% Series C Cumulative Redeemable Preferred Stock in Q1’04.

(4) For the three months ended September 30, 2004 and 2003, excludes $1,583 and $705 of net income allocable to HPU holders, respectively. For the nine months ended September 30, 2004 and 2003, excludes $2,723 and $2,030 of net income allocable to HPU holders, respectively.

(5) For the three months ended September 30, 2004 and 2003, excludes $1,565 and $678 of net income allocable to HPU holders, respectively. For the nine months ended September 30, 2004 and 2003, excludes $2,684 and 1,966 of net income allocable to HPU holders, respectively.

iStar Financial Inc.
Consolidated Balance Sheets
(In thousands)

	As of September 30, 2004	As of December 31, 2003
	(unaudited)

ASSETS

Loans and other lending investments, net	$3,868,027	$3,702,674
Corporate tenant lease assets, net	2,900,628	2,535,885
Investments in and advances to joint ventures and unconsolidated subsidiaries	16,409	25,019
Assets held for sale	129,284	24,800
Cash and cash equivalents	104,763	80,090
Restricted cash	60,054	57,665
Accrued interest and operating lease income receivable	25,345	26,076
Deferred operating lease income receivable	63,377	51,447
Deferred expenses and other assets	151,633	156,934
Total assets	$7,319,520	$6,660,590

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$134,963	$126,524

Debt obligations:
Unsecured senior notes	2,067,258	1,137,769
Unsecured revolving credit facilities	642,000	130,000
Secured revolving credit facilities	195,795	696,591
Secured term loans	715,401	808,000
iStar Asset Receivables secured notes	1,052,205	1,307,224
Other debt obligations	—	34,148
Total liabilities	$4,807,622	$4,240,256
Minority interest in consolidated entities	19,429	5,106
Shareholders’ equity	2,492,469	2,415,228
Total liabilities and shareholders’ equity	$7,319,520	$6,660,590

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

	Three Months Ended September 30, 2004

Return on Average Book Assets
Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$99,031
Plus: Preferred dividends	10,580
Adjusted basic earnings before preferred dividends	$109,611

Adjusted basic earnings before preferred dividends - Annualized (A)	$438,444
Average total book assets (B)	$7,462,975

Return on average book assets (A) / (B)	5.9%

Return on Average Common Book Equity
Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$99,031
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$396,124
Average total book equity	$2,493,186
Less: Average book value of preferred equity	(506,176)
Average common book equity (D)	$1,987,010

Return on average common book equity (C) / (D)	19.9%

Efficiency Ratio
General & administrative expenses	$10,512
Plus: General and administrative - stock-based compensation	730

Total corporate overhead (E)	$11,242

Total revenue (F)	$177,287

Efficiency ratio (E) / (F)	6.3%

CREDIT STATISTICS

Book Debt (A)	$4,672,659

Book Equity	$2,492,469
Plus: Accumulated Depreciation and Loan Loss Reserves	270,479
Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (B)	$2,762,948

Book Debt / Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (A)/(B)	1.7	x

Ratio of earnings to fixed charges	2.4	x

Ratio of earnings to fixed charges and preferred stock dividends	2.0	x

(1) Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

Three Months Ended September 30, 2004
Interest Coverage
EBITDA (1) (C)	$160,798
GAAP interest expense (D)	$58,671

EBITDA / GAAP interest expense (C) / (D)	2.7x

Fixed Charge Coverage
EBITDA (1) (C)	$160,798
GAAP interest expense	$58,671
Plus: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$69,251

EBITDA / GAAP interest expense and preferred dividends (C) / (E)	2.3x

Unencumbered assets	$4,506,563

RECONCILIATION OF NET INCOME TO EBITDA
Net Income	$85,102
Add: Interest expense	58,671
Add: Depreciation and amortization	17,025
EBITDA (1)
$160,798

(1) EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled  measures by other companies.

FINANCING VOLUME SUMMARY STATISTICS

Three Months Ended September 30, 2004

	LOAN ORIGINATIONS
	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING
Amount funded	$40,000	$200,623	$240,623	$166,046
Weighted average GAAP yield	7.66%	6.63%	6.80%	8.43%
Weighted average all-in spread/margin (basis points) (1)	+417	+503	—	+408
Weighted average first $ loan-to-value ratio	0.0%	48.0%	40.0%	—
Weighted average last $ loan-to-value ratio	31.1%	68.8%	62.5%	—

UNFUNDED COMMITMENTS

Number of assets with unfunded commitments				27
Discretionary commitments				$258,485
Non-discretionary commitments				239,754
Total unfunded commitments				$498,239
Estimated weighted average funding period			Approximately 1.8 years

(1) Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	Three Months Ended
	September 30, 2004		June 30, 2004
	$	%	$	%
Carrying value of non-performing loans / As a percentage of total assets	$27,526	0.38%	$27,526	0.36%

Provision for loan losses / As a percentage of total assets	$40,436	0.55%	$38,436	0.51%
As a percentage of non-performing loans		147%		140%

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO GAAP DILUTED EPS GUIDANCE (1)

Year Ended December 31, 2004	Before Compensation, Preferred Stock and Senior Note Redemption Charges	After Compensation, Preferred Stock and Senior Note Redemption Charges
Earnings per diluted common share guidance	$2.78- $2.83	$1.68- $1.73
Add: Depreciation and amortization per diluted common share	$0.85- $0.93	$0.85- $0.93
Less: Gain on disposition of sale/leaseback assets	($0.23- $0.23)	($0.23- $0.23)
Adjusted earnings per diluted common share guidance	$3.45- $3.48	$2.35- $2.38

Year Ended December 31, 2005
GAAP earnings per diluted common share guidance	$2.58- $2.82
Add: Depreciation and amortization per diluted common share	$0.68- $1.12
Adjusted earnings per diluted common share guidance	$3.50- $3.70

(1) Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations.

Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

PORTFOLIO STATISTICS AS OF SEPTEMBER 30, 2004 (1)

Security Type	$	%
Corporate Tenant Leases	$3,302	45.8%
First Mortgages (2)	2,862	39.7
Corporate/Partnership Loans/Other	952	13.2
Second Mortgages	95	1.3
Total	$7,211	100.0%

Collateral Type	$	%
Office (CTL)	$1,843	25.6%
Industrial/R&D	1,106	15.3
Office (Lending)	929	12.9
Entertainment/Leisure	802	11.1
Hotel (Lending)	665	9.2
Mixed Use/Mixed Collateral	535	7.4
Apartment/Residential	414	5.7
Retail	403	5.6
Hotel (Investment Grade CTL)	269	3.7
Other	171	2.4
Conference Center	74	1.1
Total	$7,211	100.0%

Product Line	$	%
Corporate Tenant Leasing	$3,302	45.8%
Structured Finance	1,717	23.8
Portfolio Finance	981	13.6
Corporate Finance	713	9.9
Loan Acquisition	498	6.9
Total	$7,211	100.0%

Collateral Location	$	%
West	$1,781	24.7%
Northeast	1,522	21.1
Southeast	1,095	15.2
Mid Atlantic	772	10.7
Central	626	8.7
South	593	8.2
North Central	265	3.7
Various	202	2.8
Northwest	195	2.7
Southwest	160	2.2
Total	$7,211	100.0%

(1) Figures presented prior to loan loss reserves, accumulated depreciation and impact of statement of Financial Accounting Standards No. 141 (“SFAS No. 141”) “Business Combinations”.

(2) Includes $643.2 million of junior participation interests in first mortgages.

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